Exhibit 1: Income Statement (Fourth Quarter 2008)

		Ch$ millions		US$ millions (1)%
		Q4'08	Q4'07	Q4'08	Q4'07	Change

Net sales		254.539	206.026	399,9	323,7	23,5%

Cost of goods sold		(118.573)	(91.645)	(186,3)	(144,0)	29,4%
	% of sales	46,6%	44,5%	46,6%	44,5%

Gross profit		135.966	114.381	213,6	179,7	18,9%
	% of sales	53,4%	55,5%	53,4%	55,5%

SG&A		(94.820)	(75.011)	(149,0)	(117,9)	26,4%
	% of sales	37,3%	36,4%	37,3%	36,4%

Operating income		41.146	39.370	64,6	61,9	4,5%
	% of sales	16,2%	19,1%	16,2%	19,1%

Non-operating result
	Financial income	34	141	0,1	0,2	-75,6%
	Equity in NI of rel. companies	590	(1.194)	0,9	(1,9)	NM
	Other non-operating income	789	17.454	1,2	27,4	-95,5%
	Amortization of goodwill	(1.139)	(694)	(1,8)	(1,1)	64,1%
	Interest expenses	(4.081)	(2.972)	(6,4)	(4,7)	37,3%
	Other non-operating expenses	(1.386)	(2.381)	(2,2)	(3,7)	-41,8%
	Price level restatement	(850)	(2.332)	(1,3)	(3,7)	-63,6%
	Currency exchange result	(2.825)	(102)	(4,4)	(0,2)	2657,9%
	Total	(8.866)	7.919	(13,9)	12,4	NM

Income before taxes		32.280	47.289	50,7	74,3	-31,7%
	Income taxes	(8.299)	(8.326)	(13,0)	(13,1)	-0,3%
	Tax rate	25,7%	17,6%	25,7%	17,6%

Minority interest		(457)	(806)	(0,7)	(1,3)	-43,3%

Amort. of negative goodwill		37	12	0,1	0,0	201,9%

Net income		23.561	38.169	37,0	60,0	-38,3%
	% of sales	9,3%	18,5%	9,3%	18,5%

Earnings per share		73,97	119,84	0,12	0,19	-38,3%
Earnings per ADR		369,87	599,19	0,58	0,94

Weighted avg. shares (millions)		318,5	318,5	318,5	318,5

Depreciation		15.498	12.421	24,4	19,5	24,8%
Amortization		358	154	0,6	0,2	133,2%
EBITDA		57.003	51.944	89,6	81,6	9,7%
	% of sales	22,4%	25,2%	22,4%	25,2%

Capital expenditures		12.442	15.583	19,5	24,5	-20,2%

(1) Exchange rate: US$1.00 = Ch$636.45